                                                                   Exhibit 99.2





                         KOPPERS AUSTRALIA PTY. LIMITED
                         ------------------------------

                               (ACN 000 566 629)
                               -----------------

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                      ------------------------------------
                      (In thousands of Australian dollars)

                       SIX MONTHS ENDED 31 DECEMBER 1995
                       ---------------------------------

                                        1995      1994
                                      --------  --------
                                          (Unaudited)

SALES                                  $82,130   $75,314

GROSS PROFIT                            28,288    22,471

SELLING GENERAL & ADMINISTRATIVE         6,871     6,732

DEPRECIATION                             5,291     4,976
                                       -------   -------

EARNINGS BEFORE INTEREST & TAXES        16,126    10,763

INTEREST EXPENSE                           781     1,162

EQUITY INCOME                            3,102         -

INCOME TAX                               6,658     3,445
                                       -------    ------

NET INCOME BEFORE MINORITY INTEREST     11,789     6,156

MINORITY INTEREST                        1,906     1,562
                                       -------    ------

NET INCOME                             $ 9,883   $ 4,594
                                       =======   =======

                            See accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED
                         ------------------------------

                               (ACN 000 566 629)
                               -----------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------
                      (In thousands of Australian dollars)

                              AT 31 DECEMBER 1995
                              -------------------

                                      1995
                                      ----
                                 (Unaudited)

Cash                               $  2,606
Receivables                          33,427
Inventory                            36,173
Other Current Assets                  2,714
Net Fixed Assets                     68,073
Investments                           2,550
Goodwill                              1,573
                                   --------

TOTAL ASSETS                       $147,116
                                   ========

Creditors                            14,262
Short Term Loans                      3,456
Other Current Liabilities            13,903
Long Term Loans                      13,500
Other Non-Current Liabilities         4,323
                                   --------

TOTAL LIABILITIES                  $ 49,444
                                   ========

Share Capital                        14,559
Reserves                              4,826
Profit & Loss Appropriation          70,442
Minority Interest                     7,845
                                   --------

TOTAL SHARE CAPITAL                $ 97,672
                                   ========

                            See accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED
                         ------------------------------

                               (ACN 000 566 629)
                               -----------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------
                      (In thousands of Australian dollars)

                       SIX MONTHS ENDED 31 DECEMBER 1995
                       ---------------------------------

                                            1995       1994
                                            ----       ----
                                             (Unaudited)

CASH FROM OPERATIONS                      $ 20,132    $14,377

(INCREASE)/DECREASE IN WORKING CAPITAL      (5,593)     2,624

CAPITAL EXPENDITURES                       (11,266)    (3,967)

CASH TAXES                                  (3,480)    (2,849)

DIVIDENDS RECEIVED                           2,248        788
                                          --------    -------

CASH SURPLUS                              $  2,041    $10,973
                                          ========    =======

                            See accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED
                         ------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                                  (Unaudited)

(1) The audited financial statements of Koppers Australia Pty. Limited ("Koppers Australia") for the Fiscal years ended June 30, 1995 and 1994 include additional information about Koppers Australia, its operations, and its financial position, and should be read in conjunction with these unaudited interim financial statements.

(2) The results for the interim periods are not necessarily indicative of the results to be expected for the full year.

(3) In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

(4) Capital expenditures for Fiscal 1995 include approximately $7 million related to the purchase of 49% of Continental Carbon Australia Pty. Limited, resulting in 100% ownership by Koppers Australia.